Exhibit 3.2.1

Amendment to Dynex Capital, Inc.'s Amended and Restated Bylaws
effective as of December 12, 2013

SECTION 3.02 Number, Election and Term. The Board of Directors shall consist of ~~five~~ seven directors, subject to automatic increase in accordance with the Articles of Incorporation. If the Corporation seeks to qualify as a real estate investment trust, the number of directors shall be increased or decreased from time to time by vote of a majority of the entire Board of Directors; provided, however, that the number of directors may not exceed fifteen nor be less than three except as permitted by law, and provided further, that the tenure of office of a director shall not be affected by any decrease or increase in the number of directors so made by the Board of Directors. During such time as the Corporation seeks to qualify as a real estate investment trust, except in the case of a vacancy, a majority of the Board of Directors shall be Unaffiliated Directors (as hereinafter defined). For purposes of these Bylaws, “Unaffiliated Director” shall mean a director of the Corporation who is not affiliated, directly or indirectly with any person or entity, if any, responsible for directing and performing the day-to-day business affairs of the Corporation (the “Manager”), whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or serves as an officer or director of the Manager or an affiliated business entity of the Manager; provided, however, that a Director shall not be considered Unaffiliated if he or she is serving as a director of more than three REITs organized by the Manager or its affiliated business entities. “Affiliate” means, when used with reference to a specified person, (i) any person that directly or indirectly controls or is controlled by or is under common control with the specified person, (ii) any person that is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified person or of which the specified person is an officer, partner or trustee, or with respect to which the specified person serves in a similar capacity, and (iii) any person that, directly or indirectly, is the beneficial owner of 5% or more of any class of equity securities of the specified person or of which the specified person is directly or indirectly the owner of 5% or more of any class of equity securities (“person” includes a natural person, corporation, partnership, trust company or other entity). At the first annual meeting of shareholders and at each annual meeting thereafter, the shareholders shall elect directors to hold office until the next annual meeting or until their successors are elected and qualify. Directors need not be shareholders in the Corporation.